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                                                                     EXHIBIT 2.7

                                    EXHIBIT M

                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is entered into as December 31, 1999, by and BETWEEN SALESLOGIX CORPORATION, a Delaware corporation ("SalesLogix"), and Symantec Corporation, a Delaware corporation ("Symantec").


RECITALS


         A. SalesLogix and Symantec have entered into a Software License Agreement dated December 6, 1999 (the "License Agreement"), pursuant to which Symantec shall license certain rights in a software product line to SalesLogix and receive, as a component of consideration for such transfer, 623,247 shares of fully paid and nonassessable Common Stock issued by SalesLogix (the "Shares").

         B. SalesLogix has previously granted certain registration rights to certain investors in SalesLogix as described in that Amended and Restated Investors' Rights Agreement dated June 4, 1998, as amended as of April 22, 1999, and has granted certain additional limited rights to certain shareholders of Enact Incorporated, a corporation which was acquired by SalesLogix effective April 30, 1999 and to certain shareholders of Opis Corporation, effective as of December 30, 1997 (all such agreements collectively, the "Existing Rights Agreements").

         C. SalesLogix and Symantec desire that Symantec receive the registration rights set forth in this Agreement and that the Shares be subject to certain restrictions as set forth in this Agreement.

         D. Execution of this Agreement is a condition precedent to the consummation of the transactions contemplated by the License Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

                                    SECTION 1
                         Restrictions on Transferability
                               Registration Rights

         1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                  "Act" shall mean the Securities Act of 1933, as amended, or any similar or successor federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.



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                  "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

                  "Holder" shall mean any person owning of record Registrable Securities, including without limitation, Symantec.

                  The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of the effectiveness of such registration statement.

                  "Registration Expenses" shall mean all expenses incurred by SalesLogix in complying with Section 1.5 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for SalesLogix, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of SalesLogix which shall be paid in any event by SalesLogix).

                  "Registrable Securities" means (a) the Shares and any other shares of Common Stock that are now owned or may hereafter be acquired by Symantec or any of Symantec's permitted successors and assigns; (b) any SalesLogix Common Stock issued or issuable in respect of other securities issued or issuable with respect to the Shares upon any stock split, stock dividend, recapitalization, or similar event, or any SalesLogix Common Stock otherwise issued or issuable with respect to the Shares; (c) any SalesLogix Common Stock with respect to which SalesLogix has granted registration rights under the Existing Rights Agreements; and any SalesLogix Common Stock with respect to which SalesLogix hereafter grants registration rights in compliance with Section
1.18 hereof (including the New Rights Agreement (as defined in Section 1.17)); provided, however, that shares of SalesLogix Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (x) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (y) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(l) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale. "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Form S-3" shall mean such form under the Act as is in effect on the date hereof or any successor registration form under the Act subsequently adopted by the Commission which permits inclusion or incorporation of substantial information by reference to other documents filed by SalesLogix with the Commission.

         1.2 Restrictions. The Shares shall not be sold, assigned, hypothecated or otherwise transferred except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Act. Symantec will cause any proposed purchaser, assignee or transferee of the Shares to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement, unless such purchaser, assignee or transferee acquires such securities pursuant to a registration or pursuant to Rule 144 of the General Regulations promulgated under the Act.



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         1.3 Restrictive Legend. Each certificate representing (a) the Shares and (b) any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend in the form described in the License Agreement. Symantec consents to SalesLogix making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 1.

         1.4 Notice of Proposed Transfers. Prior to any proposed sale, assignment or transfer of any Shares, unless the Shares are to be transferred pursuant to Rule 144 or there is in effect a registration statement under the Act covering the proposed transfer, Symantec shall give written notice to SalesLogix of Symantec's intention to effect such transfer, sale or assignment. Each such notice shall describe the manner and circumstances of the proposed transfer, sale or assignment in sufficient detail, and shall be accompanied at Symantec's expense by either (a) an unqualified written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to SalesLogix, addressed to SalesLogix, to the effect that the proposed transfer of the Shares may be effected without registration or qualification under the Act and applicable state "blue sky" statutes, rules and regulations ("Blue Sky Laws"), or (b) a "no action" letter from the Commission and applicable state "blue sky" regulators (the "Regulators") to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission or the Regulators that action be taken with respect thereto, or (c) any other evidence reasonably satisfactory to counsel to SalesLogix, whereupon Symantec shall be entitled to transfer such Shares in accordance with the terms of the notice delivered by Symantec to SalesLogix. Each certificate evidencing the Shares transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or pursuant to a registration, the appropriate restrictive legends referred to in this Section 1, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for Symantec and SalesLogix, such legend is not required in order to establish compliance with any provisions of the Act.

         1.5 Symantec Request for Registration.

                  (a) If at any time after June 1, 2000 at a time when Form S-3 is not available, for whatever reason, for the registration of the Registrable Securities owned by Symantec, SalesLogix shall receive a written request from Symantec that SalesLogix file a registration Statement under the Act covering the registration of at least 20% of the Registrable Securities owned by Symantec and Registrable Securities having an anticipated aggregate offering price (before any underwriting discounts and commissions) of at least $5,000,000, then SalesLogix shall:

                           (i) within ten (10) days of the receipt thereof given
written notice of such request to all other Holders; and

                           (ii) effect as soon as practicable, and in any event
within sixty (60) days of such request, the registration under the Act of all Registrable Securities which Symantec and the other Holders request, within twenty (20) days of the mailing of such notice by SalesLogix in accordance with
Section 3.5, to be registered subject to the limitations of Section 1.5(b).



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                  (b) If Symantec intends to distribute the Registrable
Securities covered by its request by means of an underwriting, it shall so advise SalesLogix as a part of its request made pursuant to Section 1.5(a) and SalesLogix shall include such information in the written notice referred to in
Section 1.5(a)(i). The underwriter will be selected by SalesLogix and shall be reasonably acceptable to Symantec. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by Symantec and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with SalesLogix as provided in Section 1.6(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.5, if the underwriter advises Symantec or SalesLogix in writing that marketing factors require a limitation of the number of shares to be underwritten, then upon notice of such from Symantec or the underwriter, SalesLogix shall so advise all Holders that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated first to Symantec and then second to the other Holders of Registrable Securities in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each such Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all securities not holding registration rights are first entirely excluded from the underwriting.

                  (c) Notwithstanding the foregoing, if SalesLogix shall furnish to Symantec a certificate signed by the Chief Executive Officer of SalesLogix stating that in the good faith judgment of the Board of Directors of SalesLogix, it would be seriously detrimental to SalesLogix and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, SalesLogix shall have the right to defer taking action with respect to such filing for a period of not more than 90 days after receipt of the request; provided, however, that SalesLogix may not utilize this right more than once in any twelve-month period.

                  (d) In addition, SalesLogix shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.5;

                           (i) After SalesLogix has effected two registrations
pursuant to this Section 1.5 and such registrations has been declared or ordered effective;

                           (ii) During the period starting with the date thirty
(30) days prior to SalesLogix's good faith estimate of the date of filing of and ending on a date sixty (60) days after the effective date of a registration subject to Section 1.6 hereof; provided that SalesLogix is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and the number of Registrable Securities owned by Symantec included in such registration is equal to or greater than the number of shares that Symantec requested registration for under this Section 1.5;



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                           (iii) if Symantec proposes to dispose of shares of
Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.14 below.

         1.6 Company Registration. If (but without any obligation to do so) SalesLogix proposes, after the date of this Agreement, to register (including for this purpose a registration effected by SalesLogix for stockholders other than Symantec) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than (i) a registration relating solely to the sale of securities to participants in a SalesLogix stock plan; (ii) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered); including (but not limited to) any registration made pursuant to Section 1.2(a) of the Amended and Restated Investors' Rights Agreement dated June 4, 1998, as amended as of April 22, 1999 (the "Restated Existing Agreement"), SalesLogix shall at such time promptly give Symantec written notice of such registration. Upon the written request of Symantec given within twenty (20) days after mailing of such notice by SalesLogix in accordance with Section 3.5, SalesLogix shall, subject to the provisions of Sections 1.8 and 1.10, cause to be registered under the Act all of the Registrable Securities that Symantec has requested to be registered. If Symantec decides not to include all of its Registrable Securities in any registration statement thereafter filed by SalesLogix, Symantec shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or statements as may be filed by SalesLogix with respect to offerings of its securities (whether for itself or secondary offerings for the benefit of other stockholders), all upon the terms and conditions set forth herein.

         1.7 Obligations of SalesLogix. Whenever required under this Section 1 to effect the registration of any Registrable Securities, SalesLogix shall as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty
(120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120 day period shall be extended for a period of time equal to the period Symantec refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of SalesLogix; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold; provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to


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be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to Symantec such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

                  (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Symantec; provided that SalesLogix shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless SalesLogix is already subject to service in such jurisdiction and except as may be required by the Act.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Symantec and each other Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by SalesLogix are then listed.

                  (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                  (i) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective,
(i) an opinion, dated as of such date, of the counsel representing SalesLogix for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Symantec, addressed to the underwriters, if any, and to the Holders


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requesting registration of Registrable Securities and (ii) a letter dated as of such date, from the independent certified public accountants of SalesLogix, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Symantec, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         1.8 Furnish Information. It shall be a condition precedent to the obligations of SalesLogix to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to SalesLogix such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

         1.9 Expenses of Registration. SalesLogix shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to this
Section 1 for Symantec, including (without limitation) all federal and "blue sky" registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto, the fees and disbursements of counsel for SalesLogix and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

         1.10 Underwriting Requirements. In connection with any offering involving an underwriting of Shares of SalesLogix's capital stock, SalesLogix shall not be required under Section 1.6 to include any of the Holder's securities in such underwriting unless the Holder accepts the terms of the underwriting as agreed upon between SalesLogix and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by SalesLogix. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by SalesLogix that the underwriters determine in their sole discretion is compatible with the success of the offering, then SalesLogix shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Holders according to the total amount of securities requested to be included therein owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders, but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, (ii) notwithstanding (i) above, any shares being sold by Symantec pursuant to exercise of a demand registration right under Section 1.5 or by holders pursuant to exercise of a demand right under Section 1.2(a) of the Restated Existing Agreement be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of Shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.



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         1.11 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

         1.12 Indemnification. In the event any Registrable Securities are included in a registration statement pursuant to this Section 1:

                  (a) To the extent permitted by law, SalesLogix will indemnify and hold harmless Symantec and each other Holder, the officers and directors of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (individually and collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by SalesLogix of the Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any federal or state securities law; and SalesLogix will pay to each such Holder, officer or director, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.12(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of SalesLogix (which consent shall not be unreasonably withheld), nor shall SalesLogix be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer or director, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless SalesLogix, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls SalesLogix within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement or any of such Holder's officers and directors, and any person who controls such underwriter or other Holder within the meaning of the Act of 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which SalesLogix or any such director, officer, controlling person, underwriter or other such Holder, director, officer or controlling person of such other Holder may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by SalesLogix or any such director, officer, controlling person, underwriter or other Holder, officer, director or controlling person of such Holder, in


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connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 1.12(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall the total amounts payable in indemnity by a Holder under this Section 1.12(b) exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

                  (c) Promptly after receipt by an indemnified party under this
Section 1.12 of notice of the commencement of any action (including any governmental action), such indemnified party will if a claim in respect thereof is to be made against any indemnifying party under this Section 1.12, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain its own separate counsel with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.12, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.12.

                  (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of SalesLogix and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Act.

                  (e) Contribution. In order to provide for just and equitable contribution to joint liability under the Act in any case in which either (1) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 1.12 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.12 provides for indemnification in such case, or (2) contribution under the Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 1.12, then, and in each such case, SalesLogix and such Holder will contribute to the


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aggregate losses, claims, damages or liabilities to which they may be subject
(after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and SalesLogix and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

                  (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                  (g) The obligations of SalesLogix and Holders under this
Section 1.12 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

         1.13 Reports Under Securities Exchange Act of 1934. With a view to making available to Symantec the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of SalesLogix to the public without registration, SalesLogix agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

                  (b) file with the SEC in a timely manner all reports and other documents required of SalesLogix under the Act and the 1934 Act; and

                  (c) furnish to Symantec, so long as Symantec owns any Registrable Securities, forthwith upon request (i) a written statement by SalesLogix that it has complied with the reporting requirements of SEC Rule 144, the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of SalesLogix and such other reports and documents so filed by SalesLogix, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         1.14 Form S-3 Registration. In case the Company shall receive from Symantec or any other Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and



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                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.14: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 Registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.14; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for Symantec pursuant to this Section 1.14; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.14, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company; provided, however, that the Company shall not be obligated to bear such expenses in connection with more than one such Form S-3 Registration that includes shares on behalf of Symantec within any twelve (12) month period.

         1.15 Assignment of Registration Rights. The rights to cause SalesLogix to register Registrable Securities pursuant to Section 1.5, Section 1.6 and
Section 1.14 may not be assigned by Symantec, without the prior written consent of SalesLogix, which may be granted or withheld in its discretion; except that such rights may be assigned by the Holder without SalesLogix's prior written consent (but only with all related obligations) in connection with a transfer made pursuant to Section 1.4 provided that the transferee or assignee of such securities will, after such assignment or transfer, hold at least 100,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations); and further provided that: (a) SalesLogix is, within a reasonable time after such transfer and assignment, furnished with written notice of the name and address of such transferee and assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee and assignee agrees in writing to be bound by and subject to the


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
terms and conditions of this Agreement, including without limitation the provisions of Section 1.16 below; and (c) such assignment shall be effective only if immediately following such transfer and assignment the further disposition of such securities by the transferee or assignee is restricted under the Act. Any such transferee and assignee shall be deemed a Holder for the purposes of this Agreement.

         1.16 Termination of Registration Rights.

                  (1) No Holder shall be entitled to exercise any right provided for in this Section 1 after the sixth (6th) anniversary of the date hereof.

                  (2) In addition, the right of any Holder to request inclusion in any registration pursuant to Section 1 shall terminate on the second (2nd) anniversary of the date hereof if all Shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90 day period, or on such date after such second anniversary as all Shares of Registrable Securities held by such Holder may immediately be sold under Rule 144 during any 90 day period; provided, however, that the provisions of this Section 1.16(b) shall not apply to Symantec or any other Holder who owns more than two percent (2%) of SalesLogix's outstanding stock until such time as Symantec or such Holder owns less than two percent (2%) of the outstanding stock of SalesLogix.

         1.17 Acknowledgment of Other Grants of Registration Rights. Symantec acknowledges that SalesLogix has previously granted registration rights relating to Common Stock of SalesLogix, pursuant to the Existing Rights Agreements and will be granting additional registration rights to BA Technology I, LLC and GE Capital Equity Investments, Inc. pursuant to a registration rights agreement to be dated on or about the date hereof and substantially in the form provided to Symantec (the "New Rights Agreement") and that Symantec's rights under Section
1.6 (subject to Section 1.10) hereof shall be pari passu with the piggyback rights of the Holders under such agreements, and that Symantec's rights under this Agreement are subject to the rights of the holders under such agreements.

         1.18 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, SalesLogix shall not, without the prior written consent of Symantec, enter into any agreement with any holder or prospective holder of any securities of SalesLogix which would allow such holder or prospective holder to include such securities in any registration filed under Section 1.5 or 1.14 hereof , unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of Symantec which is included. Notwithstanding the foregoing, SalesLogix may grant piggyback registration rights (including under the New Rights Agreement) pursuant to which such holder or prospective holder may include such securities in any registration under Section 1.6 if the inclusion of its securities are subject to reduction on a pro rata basis with the Registrable Securities of Symantec on the basis set forth in Section 1.10.

         1.19 Rule 144A Information; PORTAL. If in the future SalesLogix is neither subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the 1934 Act, SalesLogix shall during such time provide in written form, upon the written request of Symantec, or a prospective purchaser of securities of SalesLogix from Symantec, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated under the Act ("144A Information"); SalesLogix further agrees, upon written request, to cooperate with and assist Symantec or any member of the National Association of Securities Dealers, Inc. system for Private Offerings Resales and Trading through Automated Linkages ("PORTAL") in applying to designate and thereafter maintaining the eligibility of the SalesLogix's securities for trading through PORTAL. With respect to each, SalesLogix's obligations under this Section shall at all times be contingent upon Symantec obtaining from a prospective purchaser an agreement to take all reasonable precautions to safeguard the 144A Information from disclosure to anyone other than employees of the prospective purchaser who require access to the 144A Information for the sole purpose of evaluating its purchase of SalesLogix's securities.

                                    SECTION 2
                                  Miscellaneous

         2.1 Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

         2.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. "Holder" who are not parties to this Agreement, or successors or assigns of such parties, are not third party beneficiaries of this Agreement and may not enforce this Agreement without the prior written consent of SalesLogix in its discretion. SalesLogix hereby represents and warrants that any consents or approvals of third parties, including (but not limited to) Holders and parties to the Existing Rights Agreements that may be required as a condition precedent, or otherwise, to SalesLogix entering into this Agreement have been obtained.

         2.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements entered into and performed in the State of California solely by residents thereof.

         2.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         2.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or receipt if sent by telecopy, nationally recognized overnight courier or first class or by registered or certified mail postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.




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
         2.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

         2.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

         2.8 Amendment and Waiver. Any provision of this Agreement may be amended with the written consent of SalesLogix and Symantec. The failure of either party to enforce at any time any of the provisions hereof or exercise any right hereunder shall not be construed to be a waiver of the right of such party thereafter to enforce any such provision or exercise such right. Any waiver hereunder must be in writing and must be signed by the party whose waiver is sought.

         2.9 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock of SalesLogix or of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

         2.10 Aggregation of Stock. All shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

         2.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to either party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, or any waiver on the part of either party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.




                  [remainder of page intentionally left blank]




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   SALESLOGIX CORPORATION

                                   By:    /s/ Gary Acord
                                          --------------------------------------
                                   Title: Chief Financial Officer
                                          --------------------------------------
                                          8800 N. Gainey Center Drive, Suite 200
                                          Scottsdale, AZ  85258


                                   SYMANTEC CORPORATION

                                   By:    /s/ Greg Myers
                                          --------------------------------------
                                   Title: Vice President, Finance and
                                          --------------------------------------
                                          Chief Financial Officer
                                          --------------------------------------
                                          20330 Stevens Creek Blvd.
                                          Cupertino, CA 95014





                [Signature Page to Registration Rights Agreement]





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